Exhibit 10.17

CREDIT AGREEMENT
RE: SUBORDINATED TERM NOTE

DATED AS OF
DECEMBER 22, 2000

BETWEEN

COMMUNITY FIRST NATIONAL BANK

AND

HARRIS TRUST AND SAVINGS BANK

TABLE OF CONTENTS

SECTION	DESCRIPTION
SECTION 1.	THE CREDITS.
Section 1.1.	Term Loan
Section 1.2.	Manner and Disbursement of Loans.

SECTION 3.	FEES, PREPAYMENTS, TERMINATIONS AND APPLICATIONS.
Section 3.1.	Voluntary Prepayments
Section 3.2.	Place and Application of Payments.
Section 3.3.	Notations

SECTION 4.	DEFINITIONS; INTERPRETATION
Section 4.1.	Definitions.
Section 4.2.	Interpretation

SECTION 8.	EVENTS OF DEFAULT AND REMEDIES
Section 8.1.	Events of Default.
Section 8.2.	Non-Bankruptcy Defaults.
Section 8.3.	Bankruptcy Defaults

Signature.............................................................................Error! Bookmark not defined.

Exhibit A	—	Term Note
Exhibit B	—	Compliance Certificate

CREDIT AGREEMENT
RE: SUBORDINATED TERM NOTE

Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

          The undersigned, Community First National Bank, a national banking association (the “Borrower”), applies to you (“Harris”) for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend credit to the Borrower, all as more fully hereinafter set forth.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 4.1 hereof.

SECTION 1.         THE CREDITS.

          Section 1.1. Term Loan.  Subject to the terms and conditions hereof, Harris agrees to make a subordinated term loan to the Borrower in the principal amount of $25,000,000 (the “Term Loan” or the “Loan”).  The Term Loan shall be made on the date hereof.  The Term Loan shall be made against and evidenced by a subordinated promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the “Term Note” or the “Note”).  The Term Note shall be dated the date of issuance thereof and be expressed to bear interest as set forth in Section 2 hereof.  The Term Note, and the Term Loan evidenced thereby, shall mature and all principal not sooner paid shall be due and payable on December 22, 2007 (the “Term Loan Final Maturity Date”), the final maturity thereof.

          Section 1.2. Manner and Disbursement of Loans.  The Term Loan shall initially constitute part of the Base Rate Portion of the Note except to the extent the Borrower has otherwise timely elected that the Loan, or any part thereof, constitute part of a LIBOR Portion as provided in Section 2 hereof.  The Borrower agrees that Harris may rely upon any written or telephonic notice given by any person Harris in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if Harris has acted in reliance thereon.  Subject to the provisions of Section 6 hereof, the proceeds of the Loan shall be made available to the Borrower at the principal office of Harris in Chicago, Illinois, in immediately available funds.

SECTION 2.         INTEREST AND CHANGE IN CIRCUMSTANCES.

          Section 2.1. Interest Rate Options.

          (a)      Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion” of the Note) may, at the option of the Borrower, bear interest with reference to the Base Rate (the “Base Rate Portion”) or with reference to an Adjusted LIBOR (“LIBOR Portions”), and Portions of Note may be converted from time to time from one basis to another.  All of the indebtedness evidenced by the Note which is not part of a LIBOR Portion shall constitute a single Base Rate Portion applicable to the Note.  All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion applicable to the Note.  There shall not be more than three (3) LIBOR Portions applicable to the Note outstanding at any one time.  Anything contained herein to the contrary notwithstanding, the obligation of Harris to create, continue, or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing.  The Borrower hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

          (b)      Base Rate Portion.  The Base Rate Portion shall bear interest at the rate per annum equal to the Base Rate as in effect from time to time.  Interest on each Base Rate Portion shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing March 31, 2001) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand.  Any change in the interest rate on any Base Rate Portion resulting from a change in the Base Rate shall be effective on the date of the relevant change in the Base Rate.

          (c)      LIBOR Portions.  Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 1.40% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Harris upon notice to the Borrower during the existence of any other Event of Default, such Portion shall automatically be converted into and added to the Base Rate Portion of the Note and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion of the Note.  Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand.  The Borrower shall notify Harris on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify Harris of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify Harris, such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion of the Note as of and on the last day of such Interest Period.

          Section 2.2. Minimum Amounts.  Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $1,000,000.

          Section 2.3. Computation of Interest.  All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

          Section 2.4. Manner of Rate Selection.  The Borrower shall notify Harris by 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Base Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor).  If any request is made to convert a LIBOR Portion of the Note into the Base Rate Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto.  All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable.  Such requests may be written or oral and Harris is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person Harris in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying Harris from any liability or loss ensuing from so acting.

          Section 2.5. Change of Law.  Notwithstanding any other provisions of this Agreement or the Note, if at any time Harris shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for Harris to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower and the obligation of Harris to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for Harris to create, continue, or maintain such LIBOR Portion.  If the continued maintenance of any such LIBOR Portion is unlawful, the Borrower shall prepay on demand to Harris the outstanding principal amount of the affected LIBOR Portion together with all interest accrued thereon and all other amounts payable to Harris with respect thereto under this Agreement; provided, however, the Borrower may elect to convert the principal amount of the affected Portion into the Base Rate Portion, subject to the terms and conditions of this Agreement (including, without limitation, Section 2.9 hereof).

          Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR.  Notwithstanding any other provision of this Agreement or the Note, if Harris shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to Harris in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then Harris shall promptly give notice thereof to the Borrower and the obligations of Harris to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

          Section 2.7. Taxes and Increased Costs.  With respect to any LIBOR Portion, if Harris shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over Harris or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law),  shall:

          (i)       impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, Harris which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

          (ii)      subject Harris, any LIBOR Portion or the Note to the extent it evidences such LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences such LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of Harris or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which Harris’s principal executive office or its lending branch is located;

          (iii)     change the basis of taxation of payments of principal and interest due from the Borrower to Harris hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of Harris); or

          (iv)     impose on Harris any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or the Note to the extent it evidences any LIBOR Portion;

and Harris shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to Harris of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by Harris (without benefit of, or credit for, any prorations, exemption, credits, or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to Harris from time to time as specified by Harris such additional amounts as Harris shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount.  If Harris makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

          Section 2.8. Change in Capital Adequacy Requirements.  If Harris shall determine that the adoption after the date hereof of any applicable law, rule, or regulation regarding capital adequacy, or any change in any existing law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Harris (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on Harris’s capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which Harris could have achieved but for such adoption, change, or compliance (taking into consideration Harris’s policies with respect to liquidity and capital adequacy) by an amount deemed by Harris to be material, then from time to time, within 15 days after demand by Harris, the Borrower shall pay to Harris such additional amount or amounts reasonably determined by Harris as will compensate Harris for such reduction.

          Section 2.9. Funding Indemnity.  (a) In the event Harris shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by Harris to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to Harris) as a result of:

          (i)       any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

          (ii)      any failure by the Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of Harris, the Borrower shall pay to Harris such amount as will reimburse Harris for such loss, cost, or expense.

          (b)      If Harris requests reimbursement or payment under this Section, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost, expense, or funding indemnity giving rise to the request for reimbursement and payment in reasonable detail and such certificate shall be conclusive if reasonably determined.

          Section 2.10. Lending Branch. Harris may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as Harris may from time to time elect.  To the extent reasonably possible, Harris shall designate an alternate branch or funding office with respect to the LIBOR Portions to reduce any liability of the Borrower to Harris under Section 2.7 hereof or to avoid the unavailability of an interest rate option under Section 2.6 hereof, so long as such designation is not otherwise disadvantageous to Harris.

          Section 2.11. Discretion of Bank as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, Harris shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7, and 2.9 hereof) shall be made as if Harris had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 3.         PREPAYMENTS, TERMINATIONS AND APPLICATIONS.

          Section 3.1. Voluntary Prepayments.  So long as the Borrower has not received a notice from the OCC with contrary instructions, the Borrower shall have the privilege of prepaying the Loan in whole or in part (but, if in part, then (i) if the Loan constitutes part of a Base Rate Portion, in an amount not less than $50,000, (ii) if the Loan constitutes part of a LIBOR Portion, in an amount not less than $1,000,000, and (iii) in each case, in an amount such that the minimum amount required for a Loan pursuant to Section 2.2 hereof remain outstanding) at any time upon prior notice to Harris (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to Harris the principal amount to be prepaid and accrued interest thereon to the date of prepayment, and in the case of any prepayment of a LIBOR Portion of the Loan, accrued interest thereon to the date of prepayment plus any amounts due Harris under Section 2.9 hereof.

          Section 3.2. Place and Application of Payments.  All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Harris at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Harris may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable.  Payments received by Harris after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set–off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Harris).  Unless the Borrower otherwise directs, principal payments shall be applied first to the Base Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire.  No amount repaid on the Term Note may be reborrowed.

          Section 3.3. Notations.  The Loan made against the Note, the status of all amounts evidenced by the Note as constituting part of the Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by Harris on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by Harris shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loan evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of Harris to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon.  Prior to any negotiation of the Note, Harris shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

SECTION 4.         DEFINITIONS; INTERPRETATION.

          Section 4.1. Definitions.  The following terms when used herein shall have the following meanings:

          “Adjusted LIBOR” means a rate per annum determined by Harris in accordance with the following formula:

Adjusted LIBOR =	LIBOR
100%-Reserve Percentage

“Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period.  For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.  “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Harris at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by Harris for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from Harris during such Interest Period.  “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period.  “Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits).  Each determination of LIBOR made by Harris shall be conclusive and binding absent manifest error.

          “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

          “Agreement” means this Credit Agreement re: Subordinated Term Note, as the same may be amended, modified, or restated from time to time in accordance with the terms hereof.

           “Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 6(d)(v) hereof or on any update of any such list provided by the Borrower to Harris, or any further or different officer of the Borrower so named by any Authorized Representative of the Borrower in a written notice to Harris.

          “Bank” is defined in the introductory paragraph hereof.

          “Base Rate” means, for any day, the greater of (a) the rate of interest announced by Harris from time to time as its prime commercial rate, as in effect on such day (it being understood and agreed that such rate may not be Harris’s best or lowest rate), and (b) the sum of (i) the rate determined by Harris to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Harris at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Harris for the sale to Harris at face value of Federal funds in an amount equal or comparable to the principal amount owed to Harris for which such rate is being determined, plus (ii) 3/8 of 1%.

          “Base Rate Portion” is defined in Section 2.1(a) hereof.

          “Borrower” is defined in the introductory paragraph hereof.

          “Business Day” means any day other than a Saturday or Sunday on which Harris is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which Harris is also dealing in United States Dollar deposits in London, England.

          “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

          “Event of Default” means any event or condition identified as such in Section 8.1 hereof.

          “FDIC” means the Federal Deposit Insurance Corporation.

          “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                    “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of Property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability in respect of banker’s acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by liens on Property acquired by such Person at the time of acquisition thereof, and (h) all indebtedness referred to in clause (a), (b), (c), (d), (e), (f), and (g) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any of them have otherwise assured a creditor against loss.

          “Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2 or 3 months thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

          (i)       if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

          (ii)      no Interest Period may extend beyond the final maturity date of the Note;

          (iii)     the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

          (iv)     no Interest Period may be selected if after giving effect thereto the Borrower will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

                    “LIBOR Portions” is defined in Section 2.1(a) hereof.

          “Loan Documents” means this Agreement, the Note, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

          “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of the Borrower, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document or the rights and remedies of Harris thereunder.

          “Note” means the Term Note.

          “Obligations” means all obligations of the Borrower to pay principal and interest on the Term Loan, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired.

          “OCC” means the office of the Comptroller of the Currency.

          “Parent” means Community First Bankshares, Inc., a Delaware corporation.

          “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.

           “Portion” is defined in Section 2.1(a) hereof.

          “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

          “Term Loan” is defined in Section 1.1 hereof.

          “Term Loan Final Maturity Date” is defined in Section 1.1 hereof.

          “Term Note” is defined in Section 1.1 hereof.

          “Unpermitted Change of Control” means any merger or consolidation to which the Borrower is a party where (a) such merger or consolidation was not at the direction of the OCC, and (b) the surviving entity (i) is not a bank which is subject to FDIC supervision, (ii) has not assumed the obligations and liabilities of the Borrower hereunder or (iii) will be in default under this Agreement.

          Section 4.2. Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided.

SECTION 5.         REPRESENTATIONS AND WARRANTIES.

          The Borrower represents and warrants to Harris as follows:

          Section 5.1. Organization and Qualification.  The Borrower is duly organized, validly existing, and in good standing as a national banking association under the laws of the United States of America, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying where the failure to do so could reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit the Borrower from changing its form of organization.

          Section 5.2. Authority and Validity of Obligations.  The Borrower has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents.  The Loan Documents delivered by the Borrower have been duly authorized, executed, and delivered by the Borrower and constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any provision of the articles of association or by-laws of the Borrower or any covenant, indenture or agreement of or affecting the Borrower or any of its Property, or (b) result in the creation or imposition of any Lien on any Property of the Borrower.

          Section 5.3. Use of Proceeds.  The Borrower shall use the entire proceeds of the Loan to increase its capital funds.

          Section 5.4. Financial Reports.  The statements of condition of the Borrower as at December 31 of each of the years 1997 through 1999, both inclusive, and of earnings of the Borrower for the fiscal years ended December 31 of each of the years 1997 through 1999, both inclusive heretofore furnished to Harris, are complete and correct and have been prepared in conformity with the accounting principles applicable to banks.  Such financial statements fairly present the financial condition of the Borrower as at the respective dates thereof and the statements of earnings fairly present the results of the operations of the Borrower for the respective periods covered thereby.

          Section 5.5. No Material Adverse Change.  Since September 30, 2000, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

          Section 5.6. Full Disclosure.  The statements and information furnished to Harris in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by Harris to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, Harris acknowledging that, as to any projections furnished to Harris, the Borrower only represents that the same were prepared on the basis of information and estimates the Borrower believed to be reasonable.

          Section 5.7. Governmental Authority and Licensing.  The Borrower has received all licenses, permits, and approvals of all federal, state, local, and foreign governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding which, if adversely determined, could reasonably be expected to result in revocation or denial of any material license, permit or approval is pending or, to the knowledge of the Borrower, threatened.  The Borrower has not received any notice from the OCC which would prevent the Borrower from prepaying the Note or paying the Note at maturity.

          Section 5.8. Approvals.  No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency, or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery, or performance by the Borrower of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

          Section 5.9. Affiliate Transactions.  The Borrower is not a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Borrower than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

          Section 5.10.  Compliance with Laws.  The Borrower is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The Borrower has not received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          Section 5.11  Other Agreements.  The Borrower is not in default under the terms of any covenant, indenture or agreement of or affecting the Borrower or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect.

          Section 5.12.  No Default.  No Default or Event of Default has occurred and is continuing.

SECTION 6.         CONDITIONS PRECEDENT.

          The obligation of Harris to make the Loan under this Agreement is subject to the following conditions precedent:

          (a)      each of the representations and warranties set forth in Section 5 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

          (b)      the Borrower shall be in compliance with the terms and conditions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

          (c)      such extension of credit shall not violate any order, judgment, or decree of any court or other authority or any provision of law or regulation applicable to Harris (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

          (d)      Harris shall have received the following (and, with respect to all documents, each to be properly executed and completed) and the same shall have been approved as to form and substance by Harris:

          (i)       the Note;

          (ii)      copies (executed or certified as may be appropriate) of resolutions of the Board of Directors or other governing body of the Borrower authorizing the execution, delivery, and performance of the Loan Documents;

          (iii)     articles of association of the Borrower certified by the appropriate governmental office of the state of its organization;

          (iv)     by–laws for the Borrower certified by an appropriate officer of such Person acceptable to Harris;

          (v)      an incumbency certificate containing the name, title and genuine signature of the Borrower’s Authorized Representatives;

          (vi)     a good standing certificate for the Borrower dated as of a date no earlier than 30 days prior to the date hereof, from the appropriate governmental offices;

          (e)      Harris shall have received the initial fees provided for in a fee letter between the Borrower and Harris;

          (f)       legal matters incident to the execution and delivery of the Loan Documents and to the transactions contemplated hereby shall be satisfactory to Harris and its counsel; and Harris shall have received the favorable written opinion of counsel for the Borrower in form and substance satisfactory to Harris and its counsel;

          (g)      Harris shall have received satisfactory evidence that its obligations to extend credit to or for the benefit of the Parent have terminated; and

          (h)      Harris shall have received such other agreements, instruments, documents, certificates and opinions as Harris may reasonably request.

SECTION 7.         COVENANTS.

          The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by Harris:

          Section 7.1. Maintenance of Business.  The Borrower shall preserve and maintain its existence as a bank the deposits of which are insured by the FDIC.

          Section 7.2. Financial Reports.  The Borrower shall, and shall cause the Parent to, furnish to Harris and its duly authorized representatives such information respecting the business and financial condition of the Borrower as Harris may reasonably request; provided however, that in no event shall the Borrower be required to disclose any confidential correspondence or reports of supervisory activity; and without any request, shall furnish to Harris:

          (a)      as soon as available, and in any event within 60 days after the last day of each calendar quarter, a copy of the FDIC Call Reports for the Borrower and each bank subsidiary of the Borrower.

          (b)      as soon as publicly available, and in any event within 90 days after the close of each fiscal year of the Parent, a copy of the consolidated  and consolidating balance sheet of the Parent and its subsidiaries as of the close of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Parent and its subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon or a firm of independent public accountants of recognized national standing, selected by the Parent and satisfactory to Harris, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent and its subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

          (c)      promptly after knowledge thereof shall have come to the attention of any responsible officer of the Borrower, written notice of any notice received by the Borrower which would prevent the Borrower from making prepayments on the Note or otherwise affect the Borrower’s ability to fulfill its Obligations hereunder or of any threatened or pending litigation or governmental proceeding or labor controversy against the Borrower which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Borrower or of the occurrence of any Default or Event of Default hereunder; and

          (d)      as soon as available, and in any event within 60 days after the last day of each calendar quarter the Borrower shall deliver to Harris a written certificate in the form attached hereto as Exhibit B signed by the chief financial officer of the Borrower, or such other officer of the Borrower satisfactory to Harris, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.

          Section 7.3. Inspection.  The Borrower shall, and shall cause each Subsidiary to, permit Harris and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, its officers, employees, and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with Harris the finances and affairs of the Borrower and of each Subsidiary) at such reasonable times and reasonable intervals as Harris may designate; provided however, that in no event shall the Borrower be required to disclose any confidential correspondence or reports of supervisory activity.

          Section 7.4. Compliance with Laws.  The Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, local, and foreign laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non–compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

          Section 7.5. Burdensome Contracts With Affiliates.  The Borrower shall not enter into any contract, agreement or business arrangement (including, without limitation, contracts for the sale of any Property) with any of its Affiliates on terms and conditions which are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

          Section 7.6. No Changes in Fiscal Year.  The Borrower shall not change its fiscal year from its present basis.

SECTION 8.         EVENTS OF DEFAULT AND REMEDIES.

          Section 8.1. Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:

          (a)      default for a period of 15 days in the payment when due of all or any part of any Obligation payable by the Borrower hereunder or under any other Loan Document (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of 15 days shall occur in the payment when due of any other indebtedness or obligation (whether direct, contingent or otherwise) of the Borrower owing to Harris; or

          (b)      default in the observance or performance of any other provision hereof which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by Harris; or

          (c)      any representation or warranty made by the Borrower herein or in any statement or certificate furnished by it pursuant hereto or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof and shall not be made good within 30 days after the earlier of (i) the date on which such breach shall first become known to any officer of the Borrower or (ii) written notice thereof is given to the Borrower by Harris; or

          (d)      default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by the Borrower aggregating more than the greater of (i) 5% of the Borrower’s capital or (ii) $250,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

          (e)      any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of the greater of (i) 5% of the Borrower’s capital or (ii) $250,000, shall be entered or filed against the Borrower or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or

          (f)       dissolution or termination of the existence of the Borrower or an Unpermitted Change of Control shall occur; or

          (g)      the Borrower shall (i) make an assignment for the benefit of its creditors, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) file a petition to take advantage of any applicable insolvency or reorganization statute, (iv) suspend payment of its obligations, (v) become insolvent, (vi) consent to the appointment of any receiver, conservator, liquidating agent or committee or governmental authority in any insolvency, readjustment of debt, marshalling of assets or liabilities or similar proceedings of or relating to it or of or relating to all or any substantial part of its property, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

          (h)      an order, judgment or decree of any court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets or liabilities or similar proceedings of or relating to the Borrower or of or relating to all or any substantial part of its property, or the winding-up or liquidation of its affairs, shall have been entered without the consent of the Borrower, and such decree or order shall have remained in force undischarged or unstayed for a period of 30 days from the date of entry thereof.

          Section 8.2. Non-Bankruptcy Defaults.  When any Event of Default described in subsection (a) through (f), both inclusive, of Section 8.1 has occurred and is continuing, Harris may, by notice to the Borrower, take one or more of the following actions:

          (a)      terminate the obligation of Harris to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

          (b)      declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

          (c)      enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

          Section 8.3. Bankruptcy Defaults.  When any Event of Default described in subsection (g) or (h) of Section 8.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of Harris to extend further credit pursuant to any of the terms hereof shall immediately terminate.  In addition, Harris may exercise any and all remedies available to it under the Loan Documents or applicable law.

SECTION 9.         MISCELLANEOUS.

          Section 9.1. Non-Business Day.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

          Section 9.2. No Waiver, Cumulative Remedies.  No delay or failure on the part of Harris or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of Harris and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

          Section 9.3. Amendments, Etc.  No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Harris.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

          Section 9.4. Costs and Expenses; Indemnification.  The Borrower agrees to pay on demand the costs and expenses of Harris in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the fees and expenses of counsel for Harris with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated).  The Borrower further agrees to pay to Harris or any other holder of the Obligations all costs and expenses (including court costs and attorneys’ fees), if any, incurred or paid by Harris or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder.  The Borrower further agrees to indemnify Harris, and any security trustee, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification.  The Borrower, upon demand by Harris at any time, shall reimburse Harris for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.  The obligations of the Borrower under this Section shall survive the termination of this Agreement.

          Section 9.5. Documentary Taxes.  The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

          Section 9.6. Survival of Representations.  All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

          Section 9.7. Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to Harris of amounts sufficient to protect the yield of Harris with respect to the Loans, including, but not limited to, Sections 2.7 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Note.

          Section 9.8. Notices.  Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices hereunder shall be addressed:

to the Borrower at:	to Harris at:
Community First National Bank	Harris Trust and Savings Bank
520 Main Avenue	111 West Monroe Street
Fargo, North Dakota 58124	Chicago, Illinois 60603
Attention: Thomas R. Anderson	Attention: David J. Konrad
Telephone: (701) 298-5623	Telephone: (312) 461-71123
Telecopy: (701) 235-6019	Telecopy: (312) 765-8253

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

          Section 9.9. Construction.  NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY OF THE OTHER LOAN DOCUMENTS, THE COVENANTS AND AGREEMENTS CONTAINED HEREIN BEING IN ADDITION TO AND NOT IN SUBSTITUTION FOR THE COVENANTS AND AGREEMENTS CONTAINED IN THE OTHER LOAN DOCUMENTS.

          Section 9.10. Headings.  Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

          Section 9.11. Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 9.12. Counterparts.  This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

          Section 9.13 .Binding Nature, Governing Law, Etc.  This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of Harris and the benefit of its successors and assigns, including any subsequent holder of the Obligations.  The Borrower may not assign its rights hereunder without the written consent of Harris.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.  THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

          Section 9.14. Submission to Jurisdiction;  Waiver of Jury Trial.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  THE BORROWER AND HARRIS EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

[SIGNATURE PAGE TO FOLLOW]

                    Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

          Dated as of this 22nd day of December, 2000.

COMMUNITY FIRST NATIONAL BANK

By
Name /s/ Thomas R. Anderson
Title Investment Officer

          Accepted and agreed to at Chicago, Illinois, as of the day and year last above written.

HARRIS TRUST AND SAVINGS BANK

By
Name /s/ David J. Konrad
Title Vice President

EXHIBIT A

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE
FEDERAL DEPOSIT INSURANCE CORPORATION.  THIS OBLIGATION IS
SUBORDINATED TO THE CLAIMS OF DEPOSITORS, IS INELIGIBLE AS
COLLATERAL FOR A LOAN BY THE BORROWER, AND IS NOT SECURED.

SUBORDINATED TERM NOTE

$25,000,000	December 22, 2000

          FOR VALUE RECEIVED, the undersigned, COMMUNITY FIRST NATIONAL BANK, a national banking association (the “Borrower”), hereby promises to pay to the order of HARRIS TRUST AND SAVINGS BANK (“Harris”) at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of TWENTY FIVE MILLION and 00/100 DOLLARS ($25,000,000), payable in principal installments in the amounts and at the times set forth in Section 1.1 of the Credit Agreement hereinafter mentioned, with all principal not sooner paid due and payable on the Term Loan Final Maturity Date.

          This Note evidences the Term Loan made to the Borrower by Harris under that certain Credit Agreement re: Subordinated Term Note dated as of December 22nd, 2000, between the Borrower and Harris (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on the Term Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

          This Note is issued by the Borrower under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof.  This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon subject to the conditions of the Credit Agreement, all in the events, on the terms and with the effects provided in the Credit Agreement.  All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

          The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor.  The Borrower hereby waives presentment for payment and demand.  THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

                    The indebtedness of the Borrower evidenced by this Note, including the principal and premium, if any, and interest shall be subordinate and junior in right of payment to its obligations to its depositors, its obligations under bankers’ acceptances and letters of credit, and its obligations to its other creditors, including its obligations to the Federal Reserve Bank, Federal Deposit Insurance Corporation (“FDIC”), and any rights acquired by the FDIC as a result of loans made by the FDIC to the Borrower or the purchase or guarantee of any of its assets by the FDIC pursuant to the provisions of 12 USC 1823(c), (d) or (e), whether now outstanding or hereafter incurred.  In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Borrower, whether voluntary or involuntary, all such obligations shall be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, on the Note.  In the event of any such proceedings, after payment in full of all sums owing on such prior obligations, the holder of the Note together with any obligations of the Borrower ranking on a parity with the Note, shall be entitled to be paid from the remaining assets of the Borrower the unpaid principal thereof and any unpaid premium, if any, and interest before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Borrower ranking junior to the Note.  Nothing herein shall impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and any premium and interest on the note according to its terms.

          Notwithstanding any other provisions of this Note, including specifically those set forth in the sections relating to subordination, events of default and covenants of the Borrower, it is expressly understood and agreed that the Office of the Comptroller of the Currency (“OCC”) or any receiver or conservator of the Borrower appointed by OCC shall have the right in the performance of his legal duties, and as part of liquidation designed to protect or further the continued existence of the Borrower or the rights of any parties or agencies with an interest in, or claim against, the Borrower or its assets, to transfer or direct the transfer of the obligations of this Note to any bank or bank holding company selected by such official which shall expressly assume the obligation of the due and punctual payment of the unpaid principal, and interest and premium, if any, on this Note and the due and punctual performance of all covenants and conditions; and the completion of such transfer and assumption shall serve to supersede and void any default, acceleration or subordination which may have occurred, or which may occur due or related to such transaction, plan, transfer or assumption, pursuant to the provisions of this Note, and shall serve to return the holder to the same position, other than for substitution of the obligor, it would have occupied had no default, acceleration or subordination occurred; except that any interest and principal previously due, other than by reason of acceleration, and not paid shall, in the absence of a contrary agreement by the holder of this Note, be deemed to be immediately due and payable as of the date of such transfer and assumption, together with the interest from its original due date at the rate provided for herein.

COMMUNITY FIRST NATIONAL BANK

By
Name
Title

EXHIBIT B

COMPLIANCE CERTIFICATE

To:     HARRIS TRUST AND SAVINGS BANK

          This Compliance Certificate is furnished to Harris Trust and Savings Bank (“Harris”) pursuant to that certain Credit Agreement re: Subordinated Term Note dated as of December ____, 2000, between Community First National Bank and you (the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

          THE UNDERSIGNED HEREBY CERTIFIES THAT:

          1.       I am the duly elected _____________________________________ of the Borrower;

          2.       I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

          3.       The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

          4.       The financial statements required by Section 7.2 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

          5.       The Attachment hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

          ______________________________________________________________________
          ______________________________________________________________________
          ______________________________________________________________________
          ______________________________________________________________________

          The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.

COMMUNITY FIRST NATIONAL BANK

By
Name
Title